Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cinedigm Corp. on Form S-3 to be filed on or about May 11, 2020 of our report dated July 15, 2019 on our audits of the consolidated financial statements as of March 31, 2019 and 2018 and for each of the years in the two-year period ended March 31, 2019 which report was included in the Annual Report on Form 10-K filed on July 16, 2019. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

May 11, 2020